Exhibit 99.1

Maxygen Reports Fourth Quarter and Year End 2010 Financial Results

REDWOOD CITY, Calif., March 8, 2011 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements, today announced financial and business results for the quarter and year ended December 31, 2010.

Fourth Quarter 2010 Financial Results

Maxygen reported net income attributable to Maxygen, Inc. of $69.9 million, or $2.40 per basic share and $2.39 per diluted share for the fourth quarter of 2010, compared to a net loss attributable to Maxygen, Inc. of $3.7 million, or $0.10 per basic and diluted share, for the same period in 2009. The increase in net income in 2010 was primarily due to a $53.2 million gain resulting from the fair value recorded for the 5.4 million shares of Codexis, Inc. common stock Maxygen distributed to its stockholders in December 2010, reflected on the consolidated statements of operations as Gain on distribution of equity securities. In addition, a $20.0 million gain was recognized in connection with Maxygen’s sale of substantially all of the patents and other intellectual property rights associated with the MolecularBreeding™ technology platform to Codexis in October 2010 that was reflected on the consolidated statements of operations as Sale of platform technology.

Revenue for the fourth quarter of 2010 was $5.9 million, compared to $13.3 million for the same period in 2009. The decrease in revenue was primarily due to a decrease in revenues received under the collaboration agreements between Perseid Therapeutics LLC, Maxygen’s majority-owned subsidiary, and Astellas Pharma Inc., which resulted from the timing of certain manufacturing and pre-clinical activities under these agreements. The decrease also reflects the loss of revenue under Maxygen’s prior license agreement with Codexis. Total operating expenses were $9.5 million in the fourth quarter of 2010, compared to $17.4 million in the fourth quarter of 2009. The decrease in operating expenses was primarily due to decreased external collaborative research costs on Perseid’s CTLA-4 Ig therapeutic program, which resulted from the timing of certain manufacturing and pre-clinical activities under Perseid’s collaboration agreement with Astellas and the completion of the company’s restructuring programs.

Full Year 2010 Results

Maxygen reported net income attributable to Maxygen, Inc. of $68.9 million, or $2.30 per basic share and $2.29 per diluted share for the year ended December 31, 2010, as compared to a net loss of $32.4 million, or $0.85 per basic and diluted share, for the prior year.

At December 31, 2010, cash, cash equivalents and marketable securities totaled $128.0 million. Of this amount, $25.7 million was held by Perseid and may only be used for Perseid’s operations.

Business Update

During the fourth quarter of 2010, Maxygen continued to focus on realizing value for its stockholders. In October 2010, Maxygen sold substantially all of the patents and other intellectual property rights associated with the company’s MolecularBreeding™ technology platform to Codexis and cancelled all payment and potential royalty obligations of Codexis relating to biofuels and other energy products, for $20.0 million in cash.

In December 2010, Maxygen distributed substantially all of the shares of the common stock of Codexis that it owned, as well as approximately $29.2 million in cash, by way of pro rata special distributions to its stockholders that were classified as a return of capital to its stockholders for U.S. Federal income tax purposes.

In addition, during 2010 Maxygen repurchased approximately 2.6 million shares of its common stock at a total cost of $14.9 million. This is in addition to the 7.3 million shares Maxygen repurchased in December 2009 pursuant to a modified “Dutch auction” tender offer at a total cost of $39.2 million.

Also, in January 2011, Astellas initiated a Phase I clinical study to evaluate a next-generation CTLA-4 Ig therapeutic (designated as ASP2408) that is being developed by Perseid in collaboration with Astellas for the treatment of rheumatoid arthritis and potentially other autoimmune indications. It is the first clinical trial being conducted under Perseid’s collaboration with Astellas, which is sponsoring the clinical trial. Perseid earned a $10.0 million payment from Astellas for the achievement of this clinical milestone. During 2010, Perseid received an additional $10.0 million in milestone payments from Astellas for the achievement of two preclinical milestones under its collaboration agreement with Astellas for the CTLA-4 Ig therapeutics.

In addition to the majority ownership of Perseid and its available cash resources, Maxygen also retains all rights to a MAXY-G34 product candidate, which has been designed to be an improved, next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and which has potential application in the treatment of acute radiation syndrome. Maxygen also remains eligible for a milestone payment of up to $30.0 million from Bayer HealthCare LLC related to the sale of our hematology assets to Bayer in July 2008.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through internal development and external collaborations and other arrangements. The company uses its directed evolution technology platform, along with ancillary technologies, and extensive protein modification expertise to pursue the creation of biosuperior proteins. For more information, please visit the company’s website at www.maxygen.com.

About Perseid

Perseid, a majority owned subsidiary of Maxygen, is focused on the discovery, research and development of multiple protein pharmaceutical programs, including its CTLA-4 Ig program. Perseid began operations on September 18, 2009, in connection with the consummation of a joint venture transaction between Maxygen and Astellas. Under the joint venture arrangement, Maxygen contributed $10.0 million of cash and substantially all of its programs and technology assets in protein pharmaceuticals (excluding its MAXY-G34 program) to Perseid in exchange for an 83.3% ownership interest in Perseid. Astellas also invested $10.0 million of cash in Perseid and holds the remaining 16.7% ownership interest. Astellas also has been granted an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increase each quarter from the current option price of $76.0 million (through March 18, 2011) to $123.0 million over the term of the option, which expires on September 18, 2012.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the business strategy and plans of Maxygen, the above referenced Phase I clinical trial of ASP2408 and the joint venture arrangement and other agreements with Astellas, the plans and/or ability of Perseid and Astellas to continue the development of any of the CTLA-4 Ig product candidates for any indication and the timing and status of any such development, including the objectives, design, commencement, continuation or completion of the above referenced Phase I clinical trial of ASP2408 or any other preclinical or clinical studies; whether Perseid or Astellas will achieve any further development milestones and whether Perseid will receive any future milestone payments from Astellas related to such development; the potential utility of the CTLA-4 Ig product candidates for the treatment of any autoimmune disorders or transplantation rejection; the potential potency or advantages of such products over existing or future products; and whether Astellas will exercise its buy-out option even if Perseid is successful. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks inherent in drug development, such as potential difficulties or delays in the development, testing, regulatory approvals, progression or production of drug compounds, the failure to develop products suitable for commercialization, the delay or suspension of predicted development and commercial timelines for any potential products, the failure to protect intellectual property portfolio and rights; the failure to identify and develop new potential products, and the risk that any compounds developed may have adverse side effects or inadequate therapeutic efficacy, and other economic, business, competitive, and/or regulatory factors affecting Maxygen’s business and the market it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Maxygen® is a trademark of Maxygen, Inc. MolecularBreeding™ is a trademark of Codexis, Inc.

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(Note 1)
Revenues:
Technology and license revenue	$528	$5	$1,543	$15
Related party revenue	4,609	12,014	35,325	31,816
Grant revenue	733	1,259	733	4,545

Total revenues	5,870	13,278	37,601	36,376

Operating Expenses:
Research and development	5,327	11,090	32,035	36,640
General and administrative	4,134	2,573	12,675	17,494
Restructuring charge	—	3,714	(98)	15,964

Total operating expenses	9,461	17,377	44,612	70,098

Loss from operations	(3,591)	(4,099)	(7,011)	(33,722)

Gain on distribution of equity securities	53,180	—	53,180	—
Sale of platform technology	20,000	—	20,000	—
Interest and other income (loss)	(10)	101	25	977

Net income (loss) before income taxes	69,579	(3,998)	66,194	(32,745)
Income tax benefit	189	588	2,238	588

Net income (loss)	69,768	(3,410)	68,432	(32,157)
Less: Net income (loss) attributable to non-controlling interest	(148)	331	(452)	245

Net income (loss) attributable to Maxygen, Inc.	$69,916	$(3,741)	$68,884	$(32,402)

Basic net income (loss) per share attributable to Maxygen, Inc.	$2.40	$(0.10)	$2.30	$(0.85)
Diluted net income (loss) per share attributable to Maxygen, Inc.	$2.39	$(0.10)	$2.29	$(0.85)

Shares used in basic net income (loss) per share calculations	29,132	38,570	29,949	38,236
Shares used in diluted net income (loss) per share calculations	29,313	38,570	30,128	38,236

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2010	2009
	(Note 1)
Cash, cash equivalents and marketable securities	$128,027	$159,530
Related party receivable	5,071	13,608
Receivables, prepaid and other assets	6,688	2,322
Available-for-sale investment in equity securities	5,468	—
Property and equipment, net	1,732	1,777

Total assets	$146,986	$177,237

Accrued project costs	$3,311	$4,794
Distribution payable	626	—
Other liabilities	10,283	4,192
Restructuring accrual	—	4,384
Total deferred revenue	2,999	8,356
Stockholders’ equity	129,767	155,511

Total liabilities and stockholders’ equity	$146,986	$177,237

Note 1: Derived from consolidated audited financial statements as of December 31, 2010 and 2009, as applicable.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351